NEWS
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FINANCIAL RESULTS FOR FISCAL 2023

·	On August 3, 2022, FONAR founder and The Father of MRI, Raymond V. Damadian, died at 86. At the time of his passing, Dr. Damadian was FONAR’s Chairman of the Board. Timothy R. Damadian, FONAR’s president and CEO since 2016 has been elected as Chairman of the Board.
·	On September 13, 2022, the Company adopted a stock repurchase plan of up to $9 million.
·	Total MRI scan volume at the HMCA-managed sites increased 1% to 188,348 scans for the fiscal year ending June 30, 2023 as compared to the prior year.
·	Cash and cash equivalents increased 5% to $51.3 million at June 30, 2023 versus the previous fiscal year.
·	Total Revenues-Net increased by 1% to $98.6 million for the fiscal year ended June 30, 2023 versus the previous fiscal year.
·	Income from Operations decreased 33% to $14.8 million for the fiscal year ended June 30, 2023 versus the previous fiscal year.
·	Net Income decreased 30% to $12.1 million for the fiscal year ended June 30, 2023 versus the previous fiscal year.
·	Diluted Net Income per Common Share decreased 25% to $1.32 for the fiscal year ended June 30, 2023 versus the previous fiscal year.
·	Working Capital increased by 8% to $110.0 million during fiscal 2023.
·	Book Value Per Share increased by 3% to $22.62 per share.
·	Two HMCA-managed MRI scanners were added in fiscal 2023, bringing the total number to 41.

MELVILLE, NEW YORK, September 28, 2023 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its Fiscal 2023 results. FONAR’s primary source of income is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 41 MRI scanners in New York and in Florida.

Financial Results

Total revenues - Net increased by 1% to $98.6 million for the fiscal year ended June 30, 2023, as compared to $97.6 million for the fiscal year ended June 30, 2022.

Total Costs and Expenses for the fiscal year ended June 30, 2023 increased by 11% to $83.9 million, as compared to $75.6 million for the fiscal year ended June 30, 2022.

Revenues from the management of the diagnostic imaging center segment, consisting of patient fee revenue net of contractual allowances and discounts, and management and other fees of related and non-related medical practices, increased to $90.4 million for the fiscal year ended June 30, 2023, as compared to $89.4 million for the fiscal year ended June 30, 2022.

Revenues from product sales and upgrades and service and repair fees for related and non-related medical parties, for the fiscal year ended June 30, 2023 was $8.3 million, as compared to $8.2 million for the fiscal year ended June 30, 2022.

Research and Development expenses increased 5% to $1.6 million for the fiscal year ended June 30, 2023, as compared to $1.5 million for the fiscal year ended June 30, 2022

Selling, general and administrative (SG&A) expenses increased 25% to $29.4 million for the fiscal year ended June 30, 2023, as compared to $23.5 million for the fiscal year ended June 30, 2022.

Income from Operations decreased 33% to $14.8 million for the fiscal year ended June 30, 2023, as compared to $22.0 million for the fiscal year ended June 30, 2022.

Net Income decreased 30% to $12.1 million for the fiscal year ended June 30, 2023, as compared to $17.2 million for the fiscal year ended June 30, 2022.

Diluted Net Income per Common Share available to common shareholders decreased 25% to $1.32, for the fiscal year ended June 30, 2023, as compared to $1.75 for the fiscal year ended June 30, 2022.

The weighted average diluted shares outstanding for the fiscal years ended June 30, 2023 and was 6.5 million versus 6.6 million for the fiscal year ended June 30, 2022.

Balance Sheet Items

Total Cash and Cash Equivalents and Short Term Investments at June 30, 2023 increased 5% to $51.3 million as compared to the $48.7 million at June 30, 2022.

Total Assets at June 30, 2023 were $200.6 million as compared to $199.3 million at June 30, 2022.

Total Liabilities at June 30, 2023 were $49.8 million as compared to $53.1 million at June 30, 2022.

Total Current Assets at June 30, 2023 were $125.7 million as compared to $118.7 million at June 30, 2022.

Total Current Liabilities at June 30, 2023 were $15.6 million as compared to $16.7 million at June 30, 2022.

FONAR Stockholders’ Equity was $157.9 million at June 30, 2023, as compared to $150.3 million at June 30, 2022.

The Current Ratio is 8.0 at June 30, 2023.

Working Capital increased 8% to $110.0 million at June 30, 2023, as compared to $101.9 million at June 30, 2022.

The ratio of Total Assets/Total Liabilities increased 7% to 4.0 at June 30, 2023 as compared to 3.8 at June 30, 2022.

Net Book Value per Common Share (Total Stockholders Equity divided by Common Shares Outstanding) increased 3% to $22.62 at June 30, 2023 as compared to $21.89 at June 30, 2022.

Cash Flow Item

Operating Cash Flow was $14.5 million for the fiscal year ended June 30, 2023 as compared to $15.3 million for the fiscal year ended June 30, 2022.

Management Discussion

Timothy Damadian, President and CEO of FONAR, said: “It’s been over a year now since my father’s passing. I, among many others who worked with him for decades, miss his wisdom, his leadership, his vision, his extraordinary perseverance, and his faith that created not only an MRI company but an entire industry that has helped or even saved the lives of millions all over the world.”

“Regarding Fiscal 2023,” continued Mr. Damadian, “scan volume at HMCA-managed sites for the year was 188,348, 1% higher than that of Fiscal 2022 (186,448). As I discussed in the Company’s May 15, 2023 press release regarding the first nine months of Fiscal 2023, we were, in the early months of the year, dealing with an acute shortage of MRI technologists, particularly among the facilities we manage in New York. We, of course, weren’t the only ones contending with COVID-related manpower shortages. The ongoing effects of the COVID-19 pandemic have negatively impacted the entire healthcare industry.”

“By employing innovative and concerted recruitment efforts, we’ve filled most of the technologist vacancies, allowing the affected sites to return to their usual business hours and thereby accommodate more patients. This recruitment effort plus the addition of two MRI scanners in Casselberry, Florida in the second half of Fiscal 2023, resulted in a significant increase in scan volume: For the 3-month period ending on March 31, 2023, scan volume was 49,451, which was 7.1% higher than the scan volume of the corresponding period of the previous fiscal year (46,190), and for the 3-month period ending on June 30, 2023, scan volume was 49,009, which was 7.0% higher than the scan volume of the corresponding period of the previous fiscal year (45,798).”

“For the most part, the effects of the pandemic are behind us. The scan volume of 188,348 at the HMCA-managed sites in Fiscal 2023 was 13.0% higher than that achieved in Fiscal 2020 (166,698), when COVID-19 first hit our shores. I am grateful that we have maintained positive trends in both revenue and profit over the course of some very challenging years.”

“I would also like to report that pursuant to our September 13, 2022 announcement of a FONAR stock repurchase plan of up to $9 million, the Company had, as of June 30, 2023, repurchased 103,148 shares at a cost of $1,759,457.”

“As of June 30, 2023, HMCA was managing 41 MRI scanners, 24 in New York and 17 in Florida. In July 2023 (1st Quarter, Fiscal 2024), we expanded the network of HMCA-managed sites in New York to include a new MRI facility in the southern part of the Bronx, New York, complementing the existing and very busy HMCA-managed site located in the central part of that borough.”

“I am grateful to our management team and all the HMCA employees who have been working diligently to get our COVID-impaired sites back on track, planning, preparing and working towards growth, and keeping the Company profitable.”

Mr. Damadian continued, “FONAR has the only MRI scanner with the ability to make cines (movies) of the cerebrospinal fluid (CSF) as it flows up and down the neck and around the brain with the patient in the upright, weight-loaded position. Because of the UPRIGHT® MRI’s ability to scan patients in weight-bearing positions as well as in the recumbent, non-weight-bearing position, we are finding significant posture-dependent differences in CSF flow. These differences may provide clues that will enable physicians to find solutions to their patients’ medical problems.”

“Our research is currently focused on quantifying CSF flow and the velocity with which it navigates through the neck and head. We’ve been able to use the data collected from asymptomatic patients to identify CSF flow abnormalities in patients with symptoms. We believe that the study of CSF flow may lead to new a understanding of its role in neurodegenerative diseases, such as Multiple Sclerosis, Alzheimer's, ALS, Parkinson's, Autism, Cerebral Palsy, Huntington's and Epilepsy.”

Significant Events

On September 13, 2022, the Company adopted a common stock repurchase plan. The plan has no expiration date and cannot determine the number of shares which will be repurchased. On September 26, 2022, the Board of Directors approved up to $9 million to be repurchased under the plan. The stock will be purchased on the publicly traded open market at prevailing prices.

For the year ended June 30, 2023, the Company purchased 103,148 shares at a cost of $1,759,457 and those shares were returned to the corporate treasury. Subsequently, 103,328 shares valued at $1,919,027 were canceled. (See note 8 of the 10-Q for details.)

Company Legacy

FONAR’s history is that of being the first company in the MRI industry and that its founder, Raymond V. Damadian, M.D., is the inventor of the MRI. To accurately preserve these truths, achievements of FONAR and Dr. Damadian will occasionally be selected and presented.

One of the many awards given to Dr. Damadian was the 2009 Honorary Fellow Award from the American Institute for Medical and Biological Engineering (AIMBE) for his discovery of MRI. The AIMBE Award was presented at the annual meeting of AIMBE, held February 11-13, 2009 in Washington, D.C.

Raymond Damadian, M.D.

RECIPIENT OF THE 2009 AIMBE HONORARY FELLOW AWARD

 The 2009 AIMBE Honorary Fellow Award was accompanied with the following citation:

Honorary Fellow Awards are given to individuals who have made outstanding contributions to medical and biological engineering through scientific, educational, governmental, financial or industrial organizations. This award is not presented to individuals who have already been named to the College of Fellows by regular AIMBE procedures.

In 1970, Raymond Damadian, M.D., made the discovery that is the basis for magnetic resonance (MR) scanning that there is a marked difference in relaxation times between normal and abnormal tissues of the same type, as well as between different types of normal tissues. This seminal discovery, which remains the basis for the making of every MRI image ever produced, is the foundation of the MRI industry. Dr. Damadian published his discovery in his milestone 1971 paper in the journal Science (Science 171:1151, 1971) and filed the pioneer patent for the practical use of his discovery in 1972.

The MRI scanner uses these relaxation differences in diseased tissues such as cancer and in normal tissues to supply and control the brightness of the pixels that comprise the MRI image. These relaxation differences, which do not exist in any other imaging modality, provide the exceptional contrast and beauty found only in MRI images (10 to 30 times that of X-ray). The significance and importance of Dr. Damadian’s discovery in the origination of MRI was acknowledged by the U.S. Supreme Court in its 1997 decision, when the Court enforced Dr. Damadian’s original patent (U.S. Patent #3,789,832) that patented the relaxation differences and their use in scanning.

AIMBE citation continues:

With the aid of his post-graduate assistants, Doctors Lawrence Minkoff and Michael Goldsmith, Dr. Damadian went on to build Indomitable, the first MR scanner, which was conceived to take advantage of the relaxation differences among the body’s tissues. Indomitable produced the first human image, that of Dr. Minkoff’s chest, on July 3, 1977 and the first scans of patients with cancer in 1978. Indomitable has since assumed its rightful place in the Smithsonian Institute.

FONAR was incorporated in 1978, making it the first, oldest and most experienced MR manufacturer in the industry. FONAR introduced the world’s first commercial MRI (a whole-body MRI scanner) in 1980, and went public in 1981.

In 1982, FONAR introduced its patented iron-core technology, which is the basis for all Open MRI scanners. In 1984, the company invented Oblique Imaging, providing medical technology the means to produce multiple images “at any angle,” which was never before possible in medical imaging.

In 1985, the Multi-Angle Oblique (MAO) scanning protocol, an innovative, dramatic extension of FONAR’s Oblique Imaging was invented and patented.

In 1985, the FONAR MRI scanner at the UCLA Medical Center became the world’s first MRI in which an interventional surgical procedure was performed. That same year FONAR introduced the world’s first mobile MRI.

In 1988, Dr. Damadian was awarded the National Medal of Technology by President Ronald Reagan, which he shared jointly with Dr. Lauterbur, for “their independent contributions in conceiving and developing the application of magnetic resonance technology to medical uses, including whole-body scanning and diagnostic imaging.” Less than one year later, Dr. Damadian was inducted into the National Inventors Hall of Fame of the United States Patent Office for his pioneer patent of MR scanning, joining a select group of renowned pioneers, including Orville and Wilbur Wright, Henry Ford, Thomas Edison and Alexander Graham Bell, whose inventions have revolutionized our nation and society.

AIMBE (www.aimbe.org) was founded in 1991 to establish a clear and comprehensive identity for the field of medical and biological engineering – which is the bridge between the principles of engineering science and practice, and the problems and issues of biological and medical science and practice. Representing over 75,000 bioengineers, AIMBE serves and coordinates a broad constituency of medical and biological scientists and practitioners, scientific and engineering societies, academic departments and industries.

About FONAR

FONAR, The Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR went public in 1981 (Nasdaq:FONR). FONAR sold the world’s first commercial MRI to Ronald J Ross, MD, Cleveland, Ohio. It was installed in 1980. Dr. Ross and his team began the world’s first clinical MRI trials in January 1981. The results were reported in the June 1981 edition of Radiology/Nuclear Medicine Magazine. The technique used for obtaining T1 and T2 values was the FONAR technique (Field fOcusing Nuclear mAgnetic Resonance), not the back projection technique. www.fonar.com/innovations-timeline.html.

FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, “weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebrospinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™,  Multi-Position™, UPRIGHT RADIOLOGY™, The Proof is in the Picture™, pMRI™,  CSF Videography™,  and Dynamic™ are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2023	2022
Current Assets:
Cash and cash equivalents	$51,279,707	$48,722,977
Short-term investments	32,799	32,326
Accounts receivable – net of allowances for doubtful accounts of $198,593 and $204,597 at June 30, 2023 and 2022, respectively	3,861,512	4,335,956
Medical receivables – net	21,259,262	20,108,989
Management and other fees receivable – net of allowances for doubtful accounts of $12,608,567 and $16,627,917 at June 30, 2023 and 2022, respectively	35,888,253	33,419,219
Management and other fees receivable – related party medical practices – net of allowances for doubtful accounts of $3,989,692 and $4,686,893 at June 30, 2023 and 2022, respectively	9,161,870	8,602,561
Inventories	2,569,666	2,359,821
Prepaid expenses and other current assets	1,607,768	1,104,325
Total Current Assets	125,660,837	118,686,174
Accounts receivable – long term	710,085	1,871,890
Deferred income tax asset	10,041,960	12,842,478
Property and equipment – net	22,146,373	22,281,791
Right-of-use-asset – operating leases	33,068,755	34,232,109
Right-of-use-asset – financing lease	729,229	928,109
Goodwill	4,269,277	4,269,277
Other intangible assets – net	3,431,865	3,703,885
Other assets	523,506	526,269
Total Assets	$200,581,887	$199,341,982

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2023	2022
Current Liabilities:
Current portion of long-term debt	$43,767	$40,078
Accounts payable	1,579,240	1,551,269
Other current liabilities	5,443,724	6,417,227
Operating lease liability – current portion	3,905,484	3,880,129
Financing lease liability – current portion	217,597	210,140
Unearned revenue on service contracts	3,832,184	4,288,766
Customer deposits	602,377	361,245

Total Current Liabilities	15,624,373	16,748,854
Long-Term Liabilities:
Unearned revenue on service contracts	760,242	1,857,257
Deferred income tax liability	394,758	215,726
Due to related party medical practices	92,663	92,663
Operating lease liability – net of current portion	32,105,405	33,090,990
Financing lease liability – net of current portion	620,481	838,291
Long-term debt and capital leases, less current portion	115,075	155,379
Other liabilities	41,750	106,541
Total Long-Term Liabilities	34,130,374	36,356,847
Total Liabilities	49,754,747	53,105,701

CONSOLIDATED BALANCE SHEETS

STOCKHOLDERS’ EQUITY

	June 30,
	2023	2022
Stockholders’ Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2023 and 2022, 313,438 issued and outstanding at June 30, 2023 and 2022	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2023 and 2022, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2023 and 2022, 6,462,524 and 6,565,853 issued at June 30, 2023 and 2022, respectively 6,450,882 and 6,554,210 outstanding at June 30, 2023 and 2022, respectively	647	657
Class B convertible common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2023 and 2022, 146 issued and outstanding at June 30, 2023 and 2022	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2023 and 2022, 382,513 issued and outstanding at June 30, 2023 and 2022	38	38
Paid-in capital in excess of par value	182,612,518	184,531,535
Accumulated deficit	(24,190,981)	(33,566,757)
Treasury stock, at cost – 11,463 and 11,643 shares of common stock at June 30, 2023 and 2022, respectively	(515,820)	(675,390)
Total Fonar Corporation’s Stockholders’ Equity	157,906,433	150,290,114
Noncontrolling interests	(7,079,293)	(4,053,833)
Total Stockholders’ Equity	150,827,140	146,236,281
Total Liabilities and Stockholders’ Equity	$200,581,887	$199,341,982

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2023	2022
Revenues
Patient fee revenue, net of contractual allowances and discounts	$29,793,993	$29,582,238
Product sales – net	731,607	517,939
Service and repair fees – net	7,419,104	7,590,865
Service and repair fees – related parties – net	110,000	110,000
Management and other fees – net	48,640,497	48,226,787
Management and other fees – related party medical practices – net	11,949,900	11,564,316
Total Revenues – Net	98,645,101	97,592,145
Costs and Expenses
Costs related to product sales	852,025	416,814
Costs related to service and repair fees	3,033,967	2,991,069
Costs related to service and repair fees – related parties	44,983	43,344
Costs related to patient fee revenue	16,183,166	13,307,819
Costs related to management and other fees	26,975,563	27,251,268
Costs related to management and other fees – related party medical practices	5,807,454	6,567,887
Research and development	1,567,749	1,494,181
Selling, general and administrative expenses	29,390,932	23,512,581
Total Costs and Expenses	83,855,839	75,584,963
Income from Operations	14,789,262	22,007,182
Other Income and (Expenses):
Interest expense	(50,131)	(346,552)
Investment income	1,222,176	247,158
Other (expense) income	(202,720)	861,087
Income before provision for income taxes and noncontrolling interests	15,758,587	22,768,875
Provision for Income Taxes	(3,632,071)	(5,534,487)
Net Income	$12,126,516	$17,234,388
Net Income – Noncontrolling Interests	(2,750,740)	(4,793,482)
Net Income – Attributable to FONAR	$9,375,776	$12,440,906

CONSOLIDATED STATEMENTS OF INCOME (Continued)

	For the Years Ended June 30,
	2023	2022
Net Income Available to Common Stockholders	$8,801,974	$11,690,796
Net Income Available to Class A Non-Voting Preferred Stockholders	$427,666	$559,072
Net Income Available to Class C Common Stockholders	$146,136	$191,038
Basic Net Income Per Common Share Available to Common Stockholders	$1.35	$1.78
Diluted Net Income Per Common Share Available to Common Stockholders	$1.32	$1.75
Basic and Diluted Income Per Share – Class C Common	$0.38	$0.50
Weighted Average Basic Shares Outstanding – Common Stockholders	6,539,376	6,554,209
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,666,880	6,681,713
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	382,513	382,513

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
CASH FLOWS FROM OPERATING ACTIVITIES	2023	2022
Net Income	$12,126,516	$17,234,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,540,135	4,535,236
Provision for bad debts	5,513,476	1,343,533
Deferred income tax - net	2,979,550	3,093,893
Amortization on right-of-use assets	4,264,818	4,000,131
Loss on disposition of fixed assets	213,244	—
Gain on forgiveness of PPP loan	—	(700,764)
(Increase) decrease in operating assets, net:
Accounts, medical and management fee receivables	(8,055,843)	(5,602,188)
Notes receivable	(64,532)	43,334
Inventories	(209,845)	(696,402)
Prepaid expenses and other current assets	(438,911)	90,638
Other assets	2,763	129,411
Increase (decrease) in operating liabilities, net:
Accounts payable	19,685	(314,766)
Other current liabilities	(2,527,100)	(3,765,215)
Customer advances	241,132	(369,856)
Operating lease liabilities	(3,862,814)	(3,437,743)
Financing lease liabilities	(210,353)	(202,741)
Contract liabilities	—	(14,739)
Other liabilities	(64,791)	(64,790)
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,467,130	15,301,360
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(4,218,084)	(4,545,292)
Proceeds of Short-term investment	(473)	(149)
Purchase of noncontrolling interests	—	(546,000)
Cost of patents	(119,571)	(87,882)
NET CASH USED IN INVESTING ACTIVITIES	(4,338,128)	(5,179,323)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of borrowings and capital lease obligations	(36,615)	(37,239)
Purchase of treasury stock	(1,759,457)	—
Distributions to noncontrolling interests	(5,776,200)	(5,822,232)
NET CASH USED IN FINANCING ACTIVITIES	(7,572,272)	(5,859,471)
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,556,730	4,262,566
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	48,722,977	44,460,411
CASH AND CASH EQUIVALENTS - END OF YEAR	$51,279,707	$48,722,977